AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of

March 16, 2009

among

CAPITAL TRUST, INC.

The Lenders Party Hereto

and

WESTLB AG, NEW YORK BRANCH,
as Administrative Agent
___________________________

WESTLB AG, NEW YORK BRANCH,
as Sole Bookrunner, Sole Lead Arranger and Sole Syndication Agent

i

SCHEDULES:

Schedule 1.01 – Excluded Subsidiaries
Schedule 2.02 – Loans
Schedule 3.06 – Disclosed Matters
Schedule 3.13 – Subsidiaries
Schedule 6.02 – Liens
Schedule 6.06 – Restrictive Agreements

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 16, 2009 (this “Agreement”), among CAPITAL TRUST, INC., a Maryland corporation (the “Borrower”), the banks and financial institutions listed on the signature pages hereto as a Lender (as hereinafter defined), and WESTLB AG, NEW YORK BRANCH, as Administrative Agent (as hereinafter defined) for the Lenders.

W I T N E S S E T H :

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of March 22, 2007, as amended by the First Amendment, dated as of June 7, 2007, and the Second Amendment, dated as of July 3, 2008 (as so amended, the “Existing Credit Agreement”); and

WHEREAS, the Borrower has requested, and the Administrative Agent and the Lenders have agreed, to amend and restate the Existing Credit Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree that from and after the Restatement Effective Date the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Restricted Cash” means, to the extent otherwise constituting Unrestricted Cash, any cash or Cash Equivalent of the Borrower and its Subsidiaries (i) that is required to be trapped pursuant to the Amended Senior Secured Credit Facilities, this Agreement, or the terms of any other loan agreement, repurchase agreement, or other extension of credit, (ii) that is received in anticipation of a disbursement by the Borrower or any of its Subsidiaries to a Person other than the Borrower or any Subsidiary within one (1) Business Day of such disbursement, (iii) that is provided as cash collateral to support letters of credit and bank guarantees, customs and other import duties in the ordinary course of business of the Borrower or any of its Subsidiaries or (iv) that, if distributed or paid, would result in the insolvency of the Borrower.

“Administrative Agent” means WestLB AG, New York Branch, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent Restatement Fee” means a fee of $50,000 payable to the Administrative Agent on the Restatement Effective Date.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the one month LIBO Rate plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Amended Senior Secured Credit Facilities” means, collectively, the Citi Repo Facility, the JPM Repo Facility, and the Morgan Stanley Repo Facility.

“Applicable Margin” means:

(a) with respect to any ABR Loan, for any day from and after the Restatement Effective Date, 2.00%; and

(b) with respect to any Eurodollar Loan, for any day from and after the Restatement Effective Date, 3.00%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total unpaid principal amount of the Loans represented by the unpaid principal amount of the Loans owing to such Lender.

“Applicable Preceding Principal Installment Payment Date” has the meaning assigned to such term in Section 2.04(c).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b)(ii).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing” means the borrowing of Eurodollar Loans as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Interest” shall have the meaning given to such term in Section 2.06(d).

“Cash Equivalents” shall mean (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States government, (d) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (e) securities with maturities of ninety (90) days or less from the date of acquisition fully backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition.

“Cash Rate” means the LIBO Rate for the applicable Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Loans.

“CEO” shall have the meaning assigned to such term in Section 6.08.

“CFO” shall have the meaning assigned to such term in Section 6.08.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.08(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 9.13.

“Citi Repo Facility” means the $250,000,000 Master Repurchase Agreement, dated as of July 30, 2007 between Capital Trust, Inc, as Seller, and Citigroup Global Markets Inc., as Securities Buyer and Citigroup Financial Products Inc., as Loan Buyer, as amended by Amendment No. 1 thereto, dated June 26, 2008, Amendment No. 2 dated July 24, 2008 and Amendment No. 3 thereto, dated as of March 16, 2009.

“COO” shall have the meaning assigned to such term in Section 6.08.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Pledge and Security Agreement.

“Consolidated Tangible Net Worth” means, as of any date of determination, the tangible net worth of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“CT Cash Account” means one or more deposit accounts established by the Borrower with Merrill Lynch or Bank of America.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Eligible Assignee” has the meaning assigned to such term in Section 9.04(b)(ii).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to Loans, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the LIBO Rate.

“Events of Default” has the meaning assigned to such term in Article VII.

“Excess Cash” shall mean an amount, if any, by which Unrestricted Cash exceeds the sum of (a) $25,000,000 and (b) the aggregate amount of the Borrower’s Unfunded Commitments.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.10(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.10(a).

“Existing Credit Agreement” shall have the meaning assigned to such term in the first recital hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief executive officer, chief operating officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrower in good faith.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Loan in accordance with Section 2.02.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each month for interest due through the last day of the preceding month and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, or if such day is not a Business Day, the next succeeding Business Day.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, that (i) the Interest Period may be seven (7) or fourteen (14) days, or, with the consent of the Administrative Agent and the Required Lenders, otherwise be shorter than one month, in order to consolidate Eurodollar Borrowings, (ii) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (iii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JPM Repo Facility” means the Master Repurchase Agreement, dated as of October 24, 2008 among Borrower and CT BSI Funding Corp., as Sellers, and JPMorgan Chase Bank, N.A., as Buyer, as amended by Amendment No. 1 thereto, dated as of March 16, 2009.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” shall mean, on any date of determination, the sum of (A) the consolidated amount of Unrestricted Cash of the Borrower and its Subsidiaries on such date, and (B) the incremental amount of borrowings the Borrower and its Subsidiaries are, as of such date, permitted to borrow pursuant to the terms of existing committed Indebtedness of the Borrower or its Subsidiaries in effect on such date, as to which all conditions precedent have been satisfied and which borrowings do not require the discretionary consent of the applicable lender, counterparty, credit provider or any other Person.

“Loan Documents” means this Agreement, the Pledge and Security Agreement,  the Securities Account Control Agreement and all other documents executed and delivered pursuant hereto or thereto.

“Loans” means the loans continued by the Lenders to the Borrower pursuant to this Agreement, together with all Capitalized Interest pursuant to Section 2.06(d).

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Agreement or (c) the material rights of or benefits available to the Lenders under this Agreement.

“Material Subsidiary” has the meaning assigned to such term in Article VII.

“Maturity Date” means initially, March 15, 2010, as the same may be extended pursuant to Section 2.13, unless otherwise accelerated in accordance with the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Minimum Interest Rate” means 7.2% per annum, compounded quarterly.

“Morgan Stanley Repo Facility” means that certain Master Repurchase Agreement dated as of July 29, 2005 by and among Borrower, CT RE CDO 2004-1 SUB, LLC, a Delaware limited liability company, CT RE CDO 2005-1 SUB, LLC, a Delaware limited liability company and CT XLC HOLDING, LLC, a Delaware limited liability company, as Sellers, and MORGAN STANLEY BANK, N.A., a national banking association, as Buyer, as successor to Morgan Stanley Bank, a Utah industrial bank, as amended by that certain Amendment No. 1 to Master Repurchase Agreement dated as of November 4, 2005, as amended by that certain Amendment No. 2 to Master Repurchase Agreement dated as of November 16, 2005, as amended by that certain Amendment No. 3 to Master Repurchase Agreement dated as of April 6, 2006, as amended by that certain Amendment No. 4 to Master Repurchase Agreement dated as of April 26, 2006, as amended by that certain letter from Seller dated June 23, 2006, as amended by that certain Amendment No. 5 to Master Repurchase Agreement dated as of February 14, 2007, as amended by that certain Joinder and Amendment dated as of June 5, 2007, as amended by that certain Amendment No. 6 to Master Repurchase Agreement dated as of December 14, 2007, as amended by that certain Amendment No. 7 to Master Repurchase Agreement dated as of June 30, 2008, as amended by that certain Amendment No. 8 to Master Repurchase Agreement dated as of July 25, 2008, as amended by that certain waiver and amendment letter dated as of December 11, 2008, as amended by that certain waiver and amendment letter dated as of January 13, 2009, as amended by that certain waiver and amendment letter dated as of January 20, 2009, as amended by that certain waiver and amendment letter dated as of January 30, 2009, as amended by that certain waiver and amendment letter dated as of February 13, 2009, as further amended by that certain Joinder No. 2 and Amendment No. 9 to Master Repurchase Agreement dated as of February 13, 2009, as amended by that certain waiver and amendment letter dated February 20, 2009, and as amended by Amendment No. 10 thereto, dated as of March 16, 2009.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange, Inc.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to the Administrative Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, expenses, attorneys’ fees and any other sum chargeable to the Borrower under the Agreement or any of the other Loan Documents.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII; and

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Amendment Agreements” means the Amended Senior Secured Credit Facilities, and all ancillary documents and agreements executed in connection therewith, including without limitation each document creating, perfecting or evidencing a security interest in connection with the Amended Senior Secured Credit Facilities.

“Pledge and Security Agreement” means a Pledge and Security Agreement, dated as of March 16, 2009 between the Borrower and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Prime Rate” means, on any day, the rate of interest per annum equal to the rate on such date published in H.15(519) under the caption “Bank Prime Loan” or, if not published by 3:00 P.M., New York City time, on such date, the rate on such date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan”.  If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on such date, then the Prime Rate shall be the rate of interest announced publicly from time to time by the Administrative Agent or its successor, as its “prime rate” for such date.

“Principal Installment Payment Date” shall mean the 15th day of each June, September, December and March, beginning with June 15, 2009, to, but excluding the Maturity Date.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Released Parties” as the meaning assigned to such term in Section 9.15.

“Required Lenders” means, at any time, Lenders having outstanding Loans representing more than 66-2/3% of the sum of the total outstanding Loans at such time.

“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

 “SEC” means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

“Secured Parties” means the Lenders and the Administrative Agent.

“Securities Account” means securities account number 725839.1 established with the Securities Intermediary.

“Securities Account Control Agreement” means the securities account control agreement in respect of the Securities Account, dated as of March 16, 2009, among the Securities Intermediary, the Borrower and the Administrative Agent.

“Securities Intermediary” means Bank of America, National Association.

 “Senior Secured Lenders” means the lenders from time to time party to the Amended Senior Secured Credit Facilities.

“Senior Secured Maturity Date” means the maturity date as in effect for the Amended Senior Secured Credit Facilities.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower other than those persons listed on Schedule 1.01 hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the Amended Senior Secured Credit Facilities.

“Transaction Assets” shall, collectively, mean the assets designated as such in each Amended Senior Secured Credit Facility.

“Unfunded Commitments” shall mean an amount equal to the sum of the Borrower’s unfunded commitments to make future advances in respect of Transaction Assets and meet future capital calls for CT Opportunity Partners I, LP.

“Unrestricted Cash” shall mean (a) cash and Cash Equivalents that would not appear in the consolidated financial statements of Borrower, prepared in accordance with GAAP, as a line item on the balance sheet as “restricted cash” or similar caption minus (b) any Additional Restricted Cash.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Loans and Borrowings.  Subject to the terms and conditions hereof, each Lender agrees to continue its Loans to the Borrower on the Restatement Effective Date in the amounts set forth next to such Lender’s name on Schedule 2.01 hereto.  For the avoidance of doubt, no Lender shall have any obligation to advance any amounts to the Borrower and all Loans referred to in this Agreement shall have been made prior to the Restatement Effective Date.  Subject to Section 2.07, all Loans shall be Eurodollar Loans.  Each Lender at its option may continue its Loan by causing any domestic or foreign branch or Affiliate of such Lender to continue its Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  Loans continued hereunder and repaid may not be reborrowed.

SECTION 2.02.  Interest Period.

(a)           Each Loan, shall have an initial Interest Period of one (1) month.  Thereafter, the Borrower may elect Interest Periods for the Loans, as provided in this Section 2.02.  The Borrower may elect different options with respect to different portions of the Loans, in which case each such portion shall be allocated ratably among the Lenders holding the Loans, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing no later than 11 a.m., New York City time, three (3) Business Days before the date such election is to take effect.  Each such Interest Election Request shall be irrevocable and shall be made by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each Interest Election Request shall specify the following information in compliance with this Section 2.02:

(i)           if different options are being elected with respect to different portions of the Loans, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)           the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If the Borrower does not specify an Interest Period with respect to any portion of Loans, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Loan with the same Interest Period as applicable thereto immediately prior to the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, unless repaid, each Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one (1) month at the end of the Interest Period applicable thereto.

(f)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Repayment of Loans; Evidence of Indebtedness.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that the Loans, including any Capitalized Interest, owing to it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.04.  Principal Payments; Optional and Mandatory Prepayment of Loans.

(a)           On each Principal Installment Payment Date, Borrower shall pay to the Administrative Agent for the account of the Lenders a minimum of $1.25 million, as repayment of the principal amount of the Loans; provided that on the Principal Installment Payment Date occurring in March of each year, the amount payable pursuant to this Section 2.04(a), shall be adjusted such that the amount paid by the Borrower on such Principal Installment Payment Date, together with such amounts paid since but not including (x) the Principal Installment Payment Date falling in March of the preceding calendar year or, (y) with respect to the Principal Installment Payment Date falling in March 2010 only, since the Restatement Effective Date, ((x) or (y), as applicable, being referred to herein as the “Applicable Preceding Principal Installment Payment Date”) shall be equal to the greater of (i) $5.00 million or (ii) 25% of all amounts received by the Borrower as interest payments in respect of the Collateral since such Applicable Preceding Principal Installment Payment Date.

(b)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(c)           The Borrower shall notify the Administrative  Agent by telecopy of any prepayment hereunder not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, or by such other date as may be agreed to by the Administrative Agent; provided that any prepayment shall be in a minimum principal amount of $5,000,000 or, if less, the entire principal amount then outstanding.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06 and shall be accompanied by any additional amounts required pursuant to Section 2.06.

SECTION 2.05.  Fees.  All fees payable hereunder or in connection herewith shall be paid on the dates due, in immediately available funds, to the Administrative Agent .  Fees paid shall be fully earned and non-refundable when paid under any circumstances.

SECTION 2.06.  Interest.

(a)           The Loans shall bear interest at the greater of (i) Cash Rate and (ii) the Minimum Interest Rate.

(b)           Notwithstanding the foregoing, if any principal of or interest, including Capitalized Interest, on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the greater of (i) the Cash Rate plus 6.00% or (ii) 11.00%.

(c)           Subject to Section 2.06(d), accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)           For each Interest Payment Date, the Administrative Agent shall calculate the payment of the amount of interest payable resulting from the amount, if any, by which the interest payable pursuant to the Minimum Interest Rate exceeds the interest payable pursuant to the Cash Rate for the applicable Interest Period, since (x) the most recent date on which interest on the Loans has been paid, or (y) the Restatement Effective Date if interest on the Loans has not been previously paid pursuant to this Section 2.06(d) (such amount being the “Periodic Deferred Amount”).  The Administrative Agent shall advise the Borrower of the expected Periodic Deferred Amount no later than three (3) Business Days prior to the applicable Interest Payment Date.  On each Principal Installment Payment Date and on the Maturity Date, the sum of the Periodic Deferred Amounts calculated in accordance with this Section 2.06(d) since the previous Principal Installment Payment Date or, with respect to the first Principal Installment Payment Date, since the Restatement Effective Date, shall be added to the principal balance of the Loans.  All such deferred interest (x) shall be referred to in the aggregate as “Capitalized Interest”, (y) shall be treated as an additional principal amount due under, and evidenced by, this Agreement, and (z) shall bear interest, from such Principal Installment Payment Date until paid in full, at the rate per annum otherwise applicable to Loans, pursuant to Section 2.06 (a), (b) or (c) above, as applicable.  To the extent that the Interest Payment Dates and the Principal Installment Payment Dates for any period do not coincide, the calculation shall be adjusted accordingly.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter, any Interest Election Request shall be ineffective, and all Loans shall convert automatically on the last day of the applicable Interest Period then in effect to Loans that bear interest at the Alternate Base Rate plus the Applicable Margin, until such time as the Administrative Agent, at the direction of the Required Lenders, determines that such circumstances set forth in Section 2.07(a) or (b) are no longer in effect.

SECTION 2.08.  Increased Costs.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.09.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.02(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.12, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.10.  Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)           If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.11.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or other amounts payable under Section 2.08, 2.09 or 2.10, or otherwise) prior to 12:00 p.m. noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1211 Avenue of the Americas, New York, New York, except that payments pursuant to Sections 2.08, 2.09, 2.10 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.12.  Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.08, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.10, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.08, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.02, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.13.  Extension of Maturity Date.  Unless the maturity of the Loans has been accelerated pursuant to the terms hereof, the initial Maturity Date shall be extended for a period of one (1) year on each of the first anniversary of the Restatement Effective Date and the second anniversary of the Restatement Effective Date, provided that on the date of each such extension (x) no Default or Event of Default has occurred and is continuing or would be caused by any such extension, and (y) the Senior Secured Maturity Date is extended by one (1) year to coincide with the Maturity Date as extended pursuant hereto; provided further, that the Administrative Agent has received (x) notice from the Borrower of such extension at least 10 days prior to the date of any such extension and (y) evidence satisfactory to the Administrative Agent in its sole discretion (promptly copied to the Lenders) that the conditions to any such extension set forth in this Section 2.13 (including calculations all in reasonable detail demonstrating compliance with the financial covenants hereunder) are met as of the date of such notice and of such extension.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders (i) its audited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2007, reported on by Ernst & Young LLP, independent public accountants and (ii) its unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the 9 months ended September 30, 2008 as they appear on Form 10-Q.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.  Except as referred to or reflected or provided in such audited balance sheets (or the related footnotes) as at December 31, 2007, in the Borrower’s report on Form 10-K for the fiscal year ended December 31, 2007, none of the Borrower nor any of its Subsidiaries has on the Restatement Effective Date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are required to be disclosed by GAAP or in such reports on Form 10-K.

(b)           Since December 31, 2008, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.

(a)           Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09.  Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Solvency.  The Borrower and its consolidated Subsidiaries have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are now solvent and able to pay their respective Indebtedness as such Indebtedness mature, and the Borrower and its consolidated Subsidiaries now own property and assets having a value, at fair valuation, greater than the amount required to pay their existing Indebtedness.

SECTION 3.13.  Subsidiaries.  Set forth in Schedule 3.13 is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding Equity Interests of such Subsidiary and (c) the nature of the Equity Interests held by each such Person and the percentage of ownership of such Subsidiary represented by such Equity Interests. Except as disclosed in Schedule 3.13, as of the date hereof, (i) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens permitted in Section 6.02(b)), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in Schedule 3.13, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class of, or partnership or other ownership interests of any type in, any Subsidiary.

SECTION 3.14.  REIT Qualification.  The Borrower has elected to be taxed as a “real estate investment trust” under the Code.  The Borrower has qualified as a “real estate investment trust” under the Code for its taxable year ended December 31, 2008.  The Borrower’s present and contemplated operations, assets and income will enable the Borrower to meet the requirements for qualification and taxation as a “real estate investment trust” under the Code.

SECTION 3.15.  Use of Proceeds; Margin Regulations.  The proceeds of the Loans are to be used solely for general corporate purposes and for general working capital needs not in contravention of Article VI.  Not more than 25% of the assets of the Borrower and its Subsidiaries on a consolidated basis consists of any Margin Stock, and no part of the proceeds of any Loan will be used to buy or carry any Margin Stock in violation of Regulation U.  Neither the Borrower nor any Subsidiary is generally engaged in the business of buying or selling Margin Stock or extending credit for the purpose of buying or carrying Margin Stock.

SECTION 3.16.  Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses in localities where the Borrower or its applicable Subsidiary operates.

SECTION 3.17.  Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (c) there are no complaints or charges against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower of any individual which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.18.  Brokers’ Fees.  Neither the Borrower nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with the Transactions.

SECTION 3.19.  Security Agreement.  The Pledge and Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral to the extent that a security interest can be created in such property under the Uniform Commercial Code, and the Pledge and Security Agreement, together with the Securities Account Control Agreement, shall constitute a fully perfected first-priority Lien on, and security interest in all right, title and interest of the Borrower thereunder in such Collateral.

ARTICLE IV

Conditions

SECTION 4.01.  Restatement Effective Date.  The obligations of the Lenders to enter into this Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of each of Paul, Hastings, Janofsky & Walker LLP and Venable LLP as counsel for the Borrower, all in form and substance satisfactory to the Administrative Agent, and covering such other matters relating to the Borrower, this Agreement or any Transaction as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsels to deliver such opinions.

(c)           The Administrative Agent shall have received such evidence as the Administrative Agent or its counsel may reasonably request that all Collateral shall have been credited to the Securities Account.

(d)           The Administrative Agent shall have received a perfected, first priority security interest in the Securities Account and all other Collateral.

(e)            The Administrative Agent shall have received a copy of (i) the Pledge and Security Agreement, and (ii) the Securities Account Control Agreement, duly executed and delivered by each of the parties thereto.

(f)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(g)           The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (k), (l) and (m) of this Section 4.01.

(h)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including (i) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder and (ii) the Administrative Agent Restatement Fee.

(i)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request evidencing the creation of the Securities Account at the Securities Intermediary.

(j)           Administrative Agent (or its counsel) shall have received (x) from each party thereto (i) a counterpart of each Plan Amendment Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of each Plan Amendment Agreement) that such party has signed a counterpart of such Plan Amendment Agreement and (y) a certificate, dated the Restatement Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, attaching true, complete and correct copies of each Plan Amendment Agreement and certifying that each such copy conforms to the original.

(k)           The representations and warranties of the Borrower set forth in this Agreement and each of the Loan Documents shall be true and correct on and as of the Restatement Effective Date.

(l)            No Default or Event of Default shall have occurred and be continuing on and as of the Restatement Effective Date.

(m)          All waivers and consents necessary for the restructuring of the Borrower’s debt in connection with the Transaction and the Plan Amendment Agreements shall have been received and obtained, and no payment was made in connection with such waivers or consents other than payments made in accordance with this Agreement or the Plan Amendment Agreements.

The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until all Obligations shall have been paid in full in cash, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           as soon as available and in any event within ninety (90) days after the end of each fiscal year, the audited consolidated balance sheet and related statements of operations, changes in shareholders’ equity and cash flows of the Borrower (to the extent not publicly available) as of the end of and for each fiscal year of the Borrower, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, the consolidated balance sheet and related statements of operations, changes in shareholders’ equity and cash flows of the Borrower (to the extent not publicly available) as of the end of and for each of the first three fiscal quarters of each fiscal year of Borrower and the then elapsed portion of each such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the chief financial officer of the Borrower as presenting fairly in all material respects the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and together with the reports furnished pursuant to this Section 5.01(b), details of the Borrower’s cash accounts at each quarter end and a schedule of the Borrower’s Excess Cash, Unrestricted Cash and Unfunded Commitments;

(c)           as soon as available and in any event (i) within thirty (30) days following the end of each calendar month commencing with April 2009, unaudited monthly financial statements, and (ii) within ten (10) Business Days following the end of each calendar month, reports on asset level performance for all of the Collateral;

(d)           an annual budget no later than 60 days after the end of each fiscal year;

(e)           concurrently with any delivery of financial statements under clause (a), (b) and (c) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.11, 6.01, 6.04 6.08, and 6.09, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(f)           to the extent not publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or the NYSE, any other national securities exchange, any commodities exchange or any self-regulatory organization, or distributed by the Borrower to its shareholders generally, as the case may be; and

(g)           promptly following any request therefor, such other information that is regularly prepared by the Borrower regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, details of Borrower’s cash accounts at each quarter end and a schedule of its Unfunded Commitments), or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           (i) any failure to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) any Environmental Liability, (iii) a notice of any claim with respect to any Environmental Liability or (iv) knowledge of any basis for any Environmental Liability, in each case, that, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(f)           (i) any election to extend the maturity date of any Amended Senior Secured Credit Facility and (ii) the extension of the maturity date of any Amended Senior Secured Credit Facility;  and

(g)           the occurrence of any default, event of default or Valuation Test Failure (as such term is defined in any Amended Senior Secured Credit Facility) under any Amended Senior Secured Credit Facility.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds.  The proceeds of the Loans will be used solely for general corporate purposes and general working capital needs of the Borrower not in contravention of Article VI.  Not more than 25% of the assets of the Borrower and its Subsidiaries on a consolidated basis will consist of any Margin Stock, and no part of the proceeds of any Loan will be used to buy or carry any Margin Stock in violation of Regulation U.  Neither the Borrower nor any Subsidiary will be engaged in the business of buying or selling Margin Stock or extending credit for the purpose of buying or carrying Margin Stock.

SECTION 5.09.  REIT Status.  The Borrower shall timely elect that the Borrower be treated as a “real estate investment trust”, and to maintain in effect the Borrower’s status as a “real estate investment trust” under the Code following such election.

SECTION 5.10.  Key Employees.  The Borrower shall cause John Klopp and/or Stephen Plavin to continue their current employment with their current respective responsibilities throughout the term of this Agreement; provided that if both John Klopp and Stephen Plavin are no longer so employed or have resigned, a replacement(s) acceptable to the Lenders in their sole and absolute discretion shall be appointed within thirty (30) days after the departure of such persons.

SECTION 5.11.  Liquidity.   The Borrower will maintain, at all times, a minimum Liquidity of $7,000,000 in fiscal year 2009 and $5,000,000 thereafter.

ARTICLE VI

Negative Covenants

Until all Obligations shall have been paid in full in cash, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness other than the Indebtedness incurred as of the Restatement Effective Date and set forth on Schedule 6.01; provided, that additional Indebtedness may be incurred by the Borrower or any of its Subsidiaries so long as the following conditions are satisfied (and the Borrower agrees to furnish the Administrative Agent evidence of the satisfaction thereof within three (3) Business Days of the incurrence of such Indebtedness): (i) to the extent that the Indebtedness is incurred in connection with a Permitted Disposition (as defined in each Amended Senior Secured Credit Facility), the Net Proceeds (as defined in each Amended Senior Secured Credit Facility) of such Permitted Disposition are applied in accordance with each Amended Senior Secured Credit Facility, (ii) to the extent that such new Indebtedness is unsecured (and subordinate to all obligations owed by the Borrower under each Amended Senior Secured Credit Facility and this Agreement) or incurred through the pledge of unencumbered assets, 100% of the Net Proceeds are deposited in the CT Cash Account and (iii) to the extent that such new Indebtedness is recourse only to the extent that it replaces existing recourse Indebtedness or is subordinate to all obligations owed under any Amended Senior Secured Credit Facility and this Agreement.

SECTION 6.02.  Liens.  The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of the Borrower existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(c)           any Lien on any property or asset of the Borrower that secures Indebtedness permitted by Section 6.01 that is permitted to be secured thereunder.

SECTION 6.03.  Mergers, Consolidations, Sales of Assets, etc.

(a)           The Borrower will not, and will not permit any of its Subsidiaries to, merge, dissolve, liquidate, consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and the Subsidiaries, taken as a whole (whether now owned or hereafter acquired); provided that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (1) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (2) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (3) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, and (4) any Subsidiary may liquidate or dissolve if the Borrower (x) determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and does not materially and adversely affect the rights of Lenders hereunder and (y) furnishes prior written notice to the Lenders.

(b)           The Borrower and its Subsidiaries shall continue in the primary line of business of owning and managing loan assets and other debt investments and businesses reasonably related thereto.

SECTION 6.04.  Limitation on Distributions.  The Borrower will not, and will not permit any of its Subsidiaries to, make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of the Borrower, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except to the minimum extent required for the Borrower to maintain its status as a real estate investment trust and, to the extent permitted, such distribution shall be made in equity in lieu of cash; provided that any Subsidiary of the Borrower may make such distributions to the Borrower.

SECTION 6.05.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment or to sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.04.

SECTION 6.06.  Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing as of the date hereof in the Amended Senior Secured Credit Facilities (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) (in the case of clause (a) above) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and customary provisions in leases and other contracts restricting the assignment thereof and (v) restrictions or conditions imposed by any agreement relating to any collateral securing Indebtedness permitted by this Agreement.

SECTION 6.07.  Organizational Documents.  The Borrower shall not amend, modify or change its Organizational Documents in a manner adverse to the Lenders.

SECTION 6.08.  Fiscal Year 2009 Compensation.  The Borrower will not, and will not permit any of its Subsidiaries to, permit total cash compensation (including base salary and bonus) in the aggregate, for all employees of the Borrower and its Subsidiaries other than the chief executive officer (“CEO”), the chief operating officer (“COO”) and the chief financial officer (“CFO”), to exceed $5.8 million for fiscal year 2009.  Subject to the limitation in the preceding sentence, compensation for individual employees shall be determined by the Borrower in its sole discretion.  For the Borrower’s CEO, COO and CFO, (i) base salaries shall remain the same as in effect in 2008, and (ii) any cash bonus will be approved based upon performance metrics designed to create alignment with the interests of the Senior Secured Lenders and the Lenders and must be approved by unanimous consent of a committee comprised of (x) a representative selected by the Senior Secured Lenders, (y) a representative selected by the Administrative Agent acting at the direction of the Required Lenders and (z) a representative selected by the board of directors of the Borrower.

SECTION 6.09.  New Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, originate, acquire or invest in any new stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person except to (a) make co-investments in future funds of which the Borrower (or its Affiliates) is the sponsor or manager, and (b) make protective investments to defend existing Collateral or assets subject to any Loan Document or that are pledged as collateral security for the Amended Senior Secured Credit Facilities.  The Borrower will not, and will not permit any of its Subsidiaries to make co-investments, (a) within the first six (6) months following the Restatement Effective Date, (b) if the projected base management fees generated by the proposed future fund over the first thirty-six (36) months do not equal or exceed the co-investment commitment, and (c) if the total amount of co-investment capital for all such proposed future funds would exceed $10,000,000 without the prior written approval of each Senior Secured Lender and the Required Lenders.  The Borrower will not, and will not permit any of its Subsidiaries to make protective investments, in an amount for each investment in excess of $5,000,000 per transaction or asset and the aggregate amount of such investments, other than protective investments made in respect of Transaction Assets or assets subject to another Senior Secured Facility, may not exceed $5,000,000.

SECTION 6.10.  Bankruptcy.  The Borrower will not (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

SECTION 6.11.  Consent Rights.  The Borrower will not amend, modify or otherwise agree to any change in the applicable documents for any of the Collateral or other underlying collateral thereunder, without the prior written consent of the Administrative Agent and the Required Lenders.

SECTION 6.12.  Amendments.  The Borrower will not, and will not permit its Subsidiaries to, agree to any amendment or modification to any Amended Senior Secured Credit Facility, without the prior written consent of the Administrative Agent and the Required Lenders.

SECTION 6.13.  Deposit Accounts.  The Borrower will not have any deposit accounts with the Lenders or the Senior Secured Lenders, other than the Securities Account and any account relating to the collateral securing the Obligations under the Amended Senior Secured Credit Facilities; provided that the Borrower may hold those deposit accounts in existence on the Restatement Effective Date so long as (i) Borrower and its Subsidiaries will not transfer any amounts into such deposit accounts from any CT Cash Account (ii) the amounts held in any such deposit accounts held with JP Morgan Chase Bank, N. A. shall not exceed $1,000,000, in aggregate, (iii) any amounts deposited into any such accounts with JP Morgan Chase Bank, N. A. on or after the Restatement Effective Date, shall be transferred to a CT Cash Account no later than two (2) Business Days after the Borrower or any of its Subsidiaries becomes aware of any such deposits and (iv) all such accounts are closed no later than June 30, 2009.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (x) Section 5.01(a) through (e) (for which such failure shall continue unremedied for a period of three (3) Business Days), (y) Section 5.02, 5.03 (with respect to the Borrower's existence) or 5.08, 5.10 or 5.11 or (z) Article VI;

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (c) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)           any event or condition occurs that results in (i) any obligation or liability of the Borrower under any note, indenture, loan agreement, guaranty, swap agreement or any other contract to which it is a party (other than Indebtedness hereunder), whether singly or in the aggregate, in excess of $1,000,000 becoming due prior to its scheduled maturity or that enables or permits (after the expiration of all grace or cure periods) the beneficiaries of, the holder or holders of, or any other party to any such indebtedness or contract, or any trustee or agent on its or their behalf, to cause any such obligation or liability to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and (ii) any monetary default under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, credit facility or other obligation of the Borrower (other than Indebtedness hereunder) if the aggregate amount of such note, indenture, loan agreement, guaranty, swap agreement, contract, credit facility or other obligation in respect of which such monetary default shall have occurred is at least $1,000,000; provided that this Event of Default shall not apply to secured Indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such Indebtedness;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of (x) the Borrower or (y) any one or more Subsidiary or Affiliate of the Borrower to which the Consolidated Tangible Net Worth attributable to such one or more Subsidiary or Affiliate, individually, is $25,000,000 or more, or, in the aggregate, is $50,000,000 or more (each such Subsidiary, a “Material Subsidiary”), or any of its respective debts, or of a substantial part of its respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or a Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (j) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)           the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)           one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(k)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;

(l)           a Change in Control shall occur; or

(m)           any security interest purported to be created by the Pledge and Security Agreement shall cease to be, or shall be asserted by the Borrower or any other Person not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Pledge and Security Agreement) security interest in the Collateral covered thereby;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder and under the other Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder or under any other Loan Document.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in any other Loan Document.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein or in any other Loan Document, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein or in any other Loan Document as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (in consultation with the Borrower), on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder or under any other Loan Document by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under any other Loan Document.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent's resignation hereunder and under any other Loan Document, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or under any other Loan Document or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower, to it at Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, NY 10022, Attention of Douglas N. Armer (Telecopy No. (212) 655-0044), with a copy to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, NY 10022, Attention of Geoffrey G. Jervis (Telecopy No. (212) 655-0044) and Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, NY 10022, Attention of Robert J. Grados, ESQ. (Telecopy No. (212) 230-7830);

(ii)           if to the Administrative Agent, to WestLB AG, New York Branch, 1211 Avenue of the Americas, New York, New York 10036, Attention of Petra Fishert (Telecopy No. (212) 597-1157), with a copy to WestLB AG, New York Branch, 1211 Avenue of the Americas, New York, New York 10036, Attention of Andrea Bailey (Telecopy No. (212) 302-7946) with an electronic copy to NYC_Agency_Services@Westlb.com; or to such other address as may be designated in writing to the parties hereto upon the appointment of a successor Administrative Agent in accordance with the terms of Article VIII;

(iii)           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right and power.  The rights and remedies of the Administrative Agent and the Lenders hereunder or under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           Neither this Agreement nor any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) subject any Lender to any additional obligation hereunder without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder without the written consent of each Lender, (iii), except as permitted in Section 2.13, postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender, (iv) change Section 2.11(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of Section 5.10, this Section or the definition of “Required Lenders” or any other provision hereof or of any other Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or under any other Loan Document, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with (x) the preparation and administration of this Agreement and the other Loan Documents and (y) any amendments, modifications or waivers of the provisions hereof or of any other Loan Document (whether or not the Transactions or any transactions contemplated thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Obligations, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Obligations.

(b)           The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or the use of the proceeds therefrom, (iii) any Collateral, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Transaction or any Loan or the use of the proceeds thereof, any Collateral or of any other Loan Document.

(e)           All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

SECTION 9.04.  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to an assignee that is a Lender immediately prior to giving effect to such assignment; and

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans of any Type, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Eligible Assignee” have the following respective meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Eligible Assignee” means any of (a) any Lender or Affiliate thereof, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) the central bank of any country which is a member of the Organization for Economic Cooperation and Development and (d) a finance company or other financial institution, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000, reasonably acceptable to the Administrative Agent.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.10 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof or of any other Loan Document from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrower and the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.09 and 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.08 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.10(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Sections 2.08, 2.09, 2.10 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof such information shall be deemed confidential unless identified at the time of delivery as not confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.15.  General Release.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, for: (i) itself, (ii) any parent or Subsidiary thereof, and (iii) the respective partners, officers, directors, shareholders, successors and assigns of all of the foregoing persons and entities,

(i)           hereby releases and forever discharges the Administrative Agent and each Lender and each of their Subsidiaries, Affiliates, their past, present and future officers, directors, agents, employees, partners, managers, shareholders, servants, attorneys and representatives, as well as their, successors, assigns, their respective heirs, legal representatives, legatees, predecessors-in-interest, successors and assigns (all of the foregoing, the “Released Parties”), of and from any and all actions, claims, demands, damages, debts, suits, contracts, agreements, losses, liabilities, indebtedness, causes of action either at law or in equity, obligations of whatever kind or nature, accounts, defenses, and offsets against liabilities and obligations, whether known or unknown, direct or indirect, new or existing, by reason of any matter, cause or thing whatsoever occurring on or prior to the date hereof arising out of or relating to any matter or thing whatever, including without limitation, such claims and defenses as fraud, misrepresentation, breach of duty, mistake, duress, usury, claims pertaining to so-called “lender liability,” and claims pertaining to creditor’s rights, which such party ever had, now has, or might hereafter have against any Released Party, jointly or severally, for or by reason of any matter, act, omission, cause or thing whatsoever occurring, on or prior to the date of this Agreement, that is related to, in whole or in part, directly or indirectly, the Transactions and the Loan Documents; and

(ii)           warrants, represents and acknowledges that it has no defenses to the payment of, nor any right to set off against, all or any of the Obligations set forth in the Loan Documents, nor any counterclaims or other rights of action against the Released Parties of any kind whatsoever, including, without limitation, any right to contest any of the following: the enforceability, applicability or validity of any provisions of the Loan Documents, the Administrative Agent’s or any Lender’s right, as applicable, to all proceeds of the Collateral, the existence, validity, enforceability, or perfection of any security interest in favor of the Administrative Agent, the conduct of the Administrative Agent in administering the Loan Documents and any legal fees and expenses incurred by the Administrative Agent under this Agreement or the other Loan Documents.

SECTION 9.16.  Amendment and Restatement of Existing Credit Agreement; No Novation.

(a)           This Agreement amends and restates in its entirety the Existing Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be superseded hereby.

(b)           Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, all amounts owing to the Lenders under the Existing Credit Agreement whether on account of principal, interest or otherwise which remain outstanding as of the date hereof, shall constitute Obligations owing hereunder.  This Agreement is given in substitution for the Existing Credit Agreement, and not as payment of any amounts due by the Borrower thereunder, and is in no way intended to constitute a novation of the Existing Credit Agreement.

(c)           Upon the effectiveness of this Agreement, unless the context otherwise requires, each reference to the Existing Credit Agreement in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.  Except as expressly modified as of the Restatement Effective Date, each other document, instrument or agreement executed and/or delivered in connection with the Existing Credit Agreement shall remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

CAPITAL TRUST, INC., a Maryland corporation

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Financial Officer

Signature Page
to
Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:

WESTLB AG, NEW YORK BRANCH

By:	/s/ Christian Reuhmer
Name: Christian Reuhmer
Title: Managing Director

By:	/s/ Petra Beckert
Name: Petra Beckert
Title: Executive Director

Signature Page
to
Amended and Restated Credit Agreement

LENDERS:

WESTLB AG, NEW YORK BRANCH

By:	/s/ Christian Reuhmer
Name: Christian Reuhmer
Title: Managing Director

By:	/s/ Petra Beckert
Name: Petra Beckert
Title: Executive Director

Signature Page
to
Amended and Restated Credit Agreement

FORTIS BANK SA/NV, NEW YORK BRANCH

By:	/s/ Barry Chung
Name: Barry Chung
Title: Director

By:	/s/ Jack Au
Name: Jack Au
Title: Director

Signature Page
to
Amended and Restated Credit Agreement

MORGAN STANLEY BANK

By:	/s/ Charles O'Brien
Name: Charles O'Brien
Title: Chief Credit Officer

Signature Page
to
Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., successor to BEAR STEARNS CORPORATE LENDING, INC.

By:	/s/ Kimberly Turner
Name: Kimberly Turner
Title: Executive Director

Signature Page
to
Amended and Restated Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ James Rolison
Name: James Rolison
Title: Managing Director

By:	/s/ R. Chris Jones
Name: R. Chris Jones
Title: Director

Signature Page
to
Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Vanessa M. Rodriguez
Name: Vanessa M. Rodriguez
Title: Assistant Vice President

Signature Page
to
Amended and Restated Credit Agreement

Schedule 1.01

•	CT High Grade Partners II, LLC
•	CT High Grade Mezzanine Accounts
•	CT Mezzanine Partners III, Inc.
•	CTX Fund I, L.P.
•	CT Opportunity Partners I, LP
•	CT Large Loan 2006, Inc.
•	all current and future subsidiaries of each of the foregoing
•	all future investment management funds and accounts and each of their subsidiaries

Schedule 2.01

Loans

LENDER	PRINCIPAL AMOUNT
WestLB AG, New York Branch	$25,000,000
Fortis Bank SA/NV, New York Branch	$25,000,000
Morgan Stanley Bank	$12,500,000
JPMorgan Chase Bank, N.A.	$12,500,000
Deutsche Bank Trust Company Americas	$10,000,000
Wells Fargo Bank, National Association	$15,000,000
TOTAL	$100,000,000

Schedule 3.06

None

Schedule 3.13

Entity	Jurisdiction, type

Capital Trust RE CDO 2004-1 Corp.	Delaware Corporation
Capital Trust RE CDO 2004-1 Ltd.	Cayman Island Exempted Company
Capital Trust RE CDO 2005-1 Ltd.	Cayman Island Exempted Company
Capital Trust RE CDO Depositor	Delaware Corporation
CDO V	Cayman Island Exempted Company
Crossing HH, LLC	Delaware LLC
CT Asia Fund Manager, LLC	Delaware LLC
CT Bracor Holding LLC	Delaware LLC
CT BSI Funding Corp.	Delaware Corporation
CT CDO III Corp.	Delaware Corporation
CT CDO III Ltd.	Cayman Island Exempted Company
CT CDO III, LLC	Delaware LLC
CT CDO IV Corp.	Delaware Corporation
CT CDO IV Ltd.	Cayman Island Exempted Company
CT CDO IV, LLC	Delaware LLC
CT High Grade Mezzanine Manager, LLC	Delaware LLC
CT High Grade Partners II Manager, LLC	Delaware LLC
CT High Grade Partners II MM, LLC	Delaware LLC
CT Investment Management Co., LLC	Delaware LLC
CT Large Loan Manager, LLC	Delaware LLC
CT LF Funding Corp.	Delaware Corporation
CT LH Finance Sub, LLC	Delaware LLC
CT OPI GP, LLC	Delaware LLC
CT OPI Investor, LLC	Delaware LLC
CT OPI Manager, LLC	Delaware LLC
CT Preferred Trust I	Delaware Statutory Trust
CT Preferred Trust II	Delaware Statutory Trust
CT Public Preferred Trust I	Maryland Corporation
CT Public Preferred Trust II	Maryland Corporation
CT Public Preferred Trust III	Maryland Corporation
CT RE CDO 2004-1 Sub, LLC	Delaware LLC
CT RE CDO 2005-1 Corp.	Delaware Corporation
CT RE CDO 2005-1 Sub, LLC	Delaware LLC
CT Rosarito LLC	Delaware LLC

CT Rosarito Retail LLC	Delaware LLC
CTAMPI MS, Ltd.	Cayman Island Exempted Co.
CT-F2-GP, LLC	Delaware LLC
CT-F2-LP, LLC	Delaware LLC
CTIMCO China RO, LLC	Delaware LLC
CTIMCO China RO, Ltd.	Cayman Island Exempted Co.
CTIMCO CTX Manager, LLC	Delaware LLC
CTIMCO Employee Sub, LLC	Delaware LLC
CTIMCO Operating Subsidiary, LLC	Delaware LLC
CTX CDO I Manager, LLC	Delaware LLC
CTX Co-Invest Sub, LLC	Delaware LLC
CTX Fund GP, LLC	Delaware LLC
PRN Capital, LLC	Delaware LLC
VCG Montreal Management, Inc.	New York Corporation
VIC, Inc.	Delaware Corporation
Victor Capital Group, LP	Delaware LP
CT XLC Holding, LLC	Delaware LLC

Schedule 6.02

None

Schedule 6.06

None

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]]
3.	Borrower(s):	Capital Trust, Inc.
4.	Administrative Agent:	WestLB AG, New York Branch, as the administrative agent under the Amended and Credit Agreement
5.	Credit Agreement:
The Amended and Restated Credit Agreement dated as of March 16, 2009 among Capital Trust, Inc., the Lenders parties thereto, WestLB AG, New York Branch, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[1]
$	$	%
$	$	%
$	$	%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

___________________
1  Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

Consented to and Accepted:

WESTLB AG, NEW YORK BRANCH, as Administrative Agent

By:
Title:

Consented to:

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement and each other Loan Document, as applicable, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and each other Loan Document as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and each other Loan Document, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document, as applicable, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2